PGIM ETF TRUST

PGIM JENNISON FOCUSED VALUE ETF

AMENDMENT TO SUBADVISORY AGREEMENT

Amendment to Subadvisory Agreement as of July 1, 2026 between PGIM Investments LLC (the Manager) and Jennison Associates LLC (Jennison).

WHEREAS the Manager and Jennison have mutually agreed to revise Schedule A of the Subadvisory Agreement, in order to reduce the subadvisory fee rate pursuant to which the Manager compensates Jennison for the services provided by Jennison to the PGIM Jennison Focused Value ETF under the Subadvisory Agreement;

NOW THEREFORE, the parties mutually agree as follows:

1.Effective as of July 1, 2026, the subadvisory fee rate schedule appearing in Schedule A is hereby deleted in its entirety, and is replaced with the following new subadvisory fee rate schedule:

[__]% on average daily net assets.

2. The Subadvisory Agreement is unchanged in all other respects.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By: /s/ Scott E. Benjamin

Scott E. Benjamin, Executive Vice President

JENNISON ASSOCIATES LLC

By: /s/ William C. Ings

William C. Ings, Managing Director